SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: May 22, 2014 Date of earliest event reported: May 20, 2014

MARTHA STEWART LIVING OMNIMEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15395	52-2187059
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

601 West 26th Street New York, NY	10001
(Address of principal executive offices)	(Zip Code)

(212) 827-8000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders

The Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc. (the “Company”) was held on May 20, 2014 (the “Annual Meeting”). As of March 25, 2014, the record date for the Annual Meeting, there were 31,156,460 shares of Class A Common Stock and 25,734,625 shares of Class B Common Stock outstanding, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to 10 votes. At the Annual Meeting, shares of Class A and Class B Common Stock representing 283,880,823 votes or approximately 98.4% of the voting power on the record date were represented either in person or by proxy.

Described below are the matters voted upon at the Annual Meeting and the voting results.

Proposal 1: To elect nominees to the Board of Directors for the term as described in the proxy statement of the Company.

The following nominees were elected as directors by the votes indicated below for a term that will expire on the date of the 2015 annual meeting of stockholders, or until their successors are duly elected and qualified.

Directors	Votes For	Votes Withheld	Broker Non-Votes
Daniel W. Dienst	270,270,013	696,863	12,913,947
Martha Stewart	269,887,832	1,079,044	12,913,947
Arlen Kantarian	267,497,940	3,468,936	12,913,947
William Roskin	267,494,087	3,472,789	12,913,947
Margaret M. Smyth	270,118,700	848,176	12,913,947
Pierre deVillemejane	270,226,521	740,355	12,913,947

Proposal 2: Advisory vote on compensation of our named executive officers.

This proposal was approved by the votes indicated below.

For	Against	Abstain	Broker Non-Votes
266,266,210	3,806,103	894,563	12,913,947

Proposal 3: Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014.

This proposal was approved by the votes indicated below.

For	Against	Abstain
283,367,633	420,031	93,159

Proposal 4: Stockholder proposal regarding the right of stockholders to call a special meeting.

This proposal was defeated by the votes indicated below.

For	Against	Abstain	Broker Non-Votes
7,451,454	263,438,776	76,646	12,913,947

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC.

Date: May 22, 2014	By:	/s/ Allison Hoffman
Executive Vice President, General Counsel and Corporate Secretary

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